Exhibit 1

Julián Martínez-Simancas

General Secretary and Secretary of the Board of Directors

To the National Securities Market Commission

Bilbao, June 7, 2011

Re:

Timetable of the first execution of the capital stock increase by means of a scrip issue relating to the compensation system “Iberdrola Flexible Dividend” (“Iberdrola Dividendo Flexible”) and payment date of the ordinary dividend with a charge to the 2010 fiscal year

Dear Sirs,

Pursuant to Section 82 of Law 24/1988, of July 28, on the Securities Market (Ley 24/1988, de 28 de julio, del Mercado de Valores) and related provisions, we hereby advise you that, on the date hereof, the Executive Committee of the Board of Directors of IBERDROLA, S.A. (“Iberdrola” or the “Company”) has approved: (i) the timetable of the first execution of the capital stock increase by means of a scrip issue approved by the General Shareholders’ meeting held on May 27, 2011 (the “General Shareholders’ Meeting” ), under item six of its agenda, and (ii) the payment date for the ordinary dividend with a charge to the 2010 fiscal year approved by the General Shareholders’ Meeting under item five of its agenda.

1.	Timetable of the first execution of the capital stock increase by means of a scrip issue relating to the compensation system “Iberdrola Flexible Dividend” (“Iberdrola Dividendo Flexible”)

The compensation system “Iberdrola Flexible Dividend” (“Iberdrola Dividendo Flexible”) is implemented by means of the resolution approved by the Executive Committee of the Board of Directors of Iberdrola. Such system allows the shareholders of the Company to elect to receive, in lieu of what would otherwise have been the traditional supplemental dividend payment out of profits from fiscal year 2010, all or a portion of the corresponding compensation payable pursuant to such system in cash or in newly-issued shares of Iberdrola free of charge1.

[1]

Both the acceptance period of the commitment to purchase free-of-charge allocation rights and the dates for the payment of cash and delivery of newly-issued shares may be different in case of holders of American Depositary Receipts (ADRs) (in the United States of America) and of CREST Depositary Interest (CDIs) (in the United Kingdom).

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

The timetable is the following (the “Timetable of the First Execution of the Capital Stock Increase”):

•

July 11, 2011: notice of significant event regarding the number of free-of-charge allocation rights required to receive one (1) newly-issued share and the guaranteed fixed price of the commitment assumed by Iberdrola to purchase free-of-charge allocation rights.

•	July 12, 2011: publication of the announcement of the first execution of the capital stock increase on the Official Gazette of the Commercial Registry (Boletín Oficial del Registro Mercantil).

•	July 12, 2011 (11:59 p.m.): record date for the assignment of free-of-charge allocation rights.

•	July 13, 2011: commencement of the trading period of the free-of-charge allocation rights and of the period to request the compensation in cash.

•	July 22, 2011: end of the period to request the compensation in cash under the commitment to purchase free-of-charge allocation rights assumed by Iberdrola.

•

July 27, 2011: end of the trading period of the free-of-charge allocation rights. Acquisition by Iberdrola of the free-of-charge allocation rights to shareholders who have elected to receive cash under the purchase commitment assumed by Iberdrola.

•	August 1, 2011: payment of cash to shareholders who have elected to receive cash under the commitment to purchase free-of-charge allocation rights assumed by Iberdrola.

•	August 2, 2011: assignment of the registry-references regarding the newly-issued shares.

•	August 3, 2011: Expected commencement of trading of the newly-issued shares begins.

2.	Payment date of the ordinary dividend with a charge to the 2010 fiscal year

In relation to the distribution of an ordinary dividend with a charge to the 2010 fiscal year in a gross amount of three euro cents (€0.03) for each share of Iberdrola, which was approved by the General Shareholders’ Meeting under item five of its agenda (the “Cash Dividend”), the Executive Committee of the Board of Directors of Iberdrola has resolved to set the payment date on July 13, 2011 (the “Payment Date of the Ordinary Dividend”). The applicable withholding on account of taxes at the time of payment will be deducted from such amount.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

The Cash Dividend will be distributed in accordance with legal provisions currently in force applying to shares’ depositary entities and employing those means that the Sociedad de Gestión de los Sistemas de Registro, Compensación y Liquidación de Valores, S.A. Unipersonal (IBERCLEAR) makes available to its member entities.

The announcement relating to the payment of the Cash Dividend will be published shortly in the journals and trading gazettes (boletines de cotización) of the Managing Companies of the stock exchanges of Madrid, Barcelona, Bilbao and Valencia.

3.	Possible amendment to the Timetable of the First Execution of the Capital Stock Increase and the Payment Date of the Ordinary Dividend

Pursuant to the resolution adopted by the General Shareholders’ Meeting under item fifteen of its agenda, by means of which the merger between Iberdrola and Iberdrola Renovables, S.A. (the “Merger”) was approved, the shareholders of Iberdrola Renovables, S.A. that become shareholders of Iberdrola as a result of the Merger will be entitled to receive the Cash Dividend and to participate in the shareholder compensation system “Iberdrola Flexible Dividend” (“Iberdrola Dividendo Flexible”) .

To comply with the above, it will be necessary, hence, that the delivery of Iberdrola shares to the shareholders of Iberdrola Renovables, S.A. as a result of the Merger takes place prior to the record date in relation to the payment of the Cash Dividend and the record date for the delivery of the free-of-charge allocation rights within the context of the system “Iberdrola Flexible Dividend” (“Iberdrola Dividendo Flexible”) (the “Free-Of-Charge Allocation Rights”). In accordance with the Timetable of the First Execution of the Capital Stock Increase and the Payment Date of the Ordinary Dividend, the record date for both the payment of the Cash Dividend and the delivery of the Free-Of-Charge Allocation Rights is July 12, 2011.

Pursuant to the current timetable of actions in connection with the Merger, and in order to comply with what is stated in the first paragraph of this section 3, it is foreseen that the public deed of Merger will be filed with the Mercantile Registry of Biscay around July 8, 2011 and, in any event, before July 11, 2011(Monday) (the “Reference Date for Filing”) and that those actions relative to the exchange of the Merger will be accomplished before July 12, 2011. Consequently, those shareholders of Iberdrola Renovables, S.A. that become shareholders of Iberdrola as a result of the Merger would be entitled to the Cash Dividend and to participate in the shareholder compensation system “Iberdrola Flexible Dividend” (“Iberdrola Dividendo Flexible”) .

Without prejudice to the foregoing, in the event that, due to any circumstances, the public deed of Merger was filed with the Mercantile Registry of Biscay subsequently to the Reference Date for Filing and those actions relative to the exchange of the Merger could not be accomplished before July 12, 2011, the Board of Directors of the Company or, if applicable, its representative bodies, shall approve those resolutions and measures that may be necessary or desirable (including the amendment of the Timetable of the First Execution of the Capital Stock Increase and the Payment Date of the Ordinary Dividend) so that those shareholders of Iberdrola Renovables, S.A. that become shareholders of Iberdrola as a result of the Merger are, effectively, entitled to receive the Cash Dividend and to participate in the shareholder compensation system

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

“Iberdrola Flexible Dividend” (“Iberdrola Dividendo Flexible”). Should this circumstance occur, it will be punctually communicated to the public.

Please be advised of all of the foregoing for such purposes as may be appropriate.

Yours truly,

General Secretary and Secretary of the Board of Directors

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

IMPORTANT INFORMATION

The shares to be delivered by IBERDROLA, S.A. due to the merger between IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A. (the “Iberdrola Shares”) have not been nor will be registered under the Securities Act of 1933 (the “Securities Act”) and will not be offered or sold, directly or indirectly, in the United States of America, unless an exemption applies. Iberdrola Shares will be distributed in the United States of America at the time of the merger, pursuant to an exemption from the registration requirement contained in the Securities Act.

The merger between IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A. refers to shares of a Spanish Company. The merger through which the ordinary shares of IBERDROLA RENOVABLES, S.A. will be exchanged for Iberdrola Shares is subject to the information requirements of the Spanish jurisdiction and differs from those applicable in the United States of America. The financial statements which could eventually be referred to in this document have been prepared in accordance with applicable standards and criteria required in Spain that may not be comparable to those used by U.S. companies.

It might be difficult to exercise their rights or make claims under the laws of the U.S. stock market as both IBERDROLA, S.A. and IBERDROLA RENOVABLES, S.A. are Spanish companies and many or all of its directors and officers may be resident in Spain or other countries outside the United States of America. It might not be possible to sue a company or its directors or officers in a court outside the U.S. jurisdiction for violation of the rules of the American stock market. It may be difficult to compel a Spanish or its affiliates to submit to the jurisdiction of U.S. courts.

This communication contains forward-looking information and statements about IBERDROLA, S.A., including financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, capital expenditures, synergies, products and services, and statements regarding future performance. Forward-looking statements are statements that are not historical facts and are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates” and similar expressions.

Although IBERDROLA, S.A. believes that the expectations reflected in such forward-looking statements are reasonable, investors and holders of IBERDROLA, S.A. shares are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of IBERDROLA, S.A., that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include those discussed or identified in the public documents sent by IBERDROLA, S.A. to the Comisión Nacional del Mercado de Valores.

Forward-looking statements are not guarantees of future performance. They have not been reviewed by the auditors of IBERDROLA, S.A. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date they were made. All subsequent oral or written forward-looking statements attributable to IBERDROLA, S.A. or any of its members, directors, officers, employees or any persons acting on its behalf are expressly

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.

qualified in their entirety by the cautionary statement above. All forward-looking statements included herein are based on information available to IBERDROLA, S.A. on the date hereof. Except as required by applicable law, IBERDROLA, S.A. does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

NOTICE. This document is a translation of a duly approved Spanish-language document, and is provided for informational purposes only. In the event of any discrepancy between the text of this translation and the text of the original Spanish-language document which this translation is intended to reflect, the text of the original Spanish-language document shall prevail.